Exhibit 99.1
FOR IMMEDIATE RELEASE Date Submitted: December 11, 2012 NASDAQ Symbol: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

Firstbank Corporation Announces Cash Dividend on Common Stock

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.20 per share special cash dividend will be paid December 31, 2012, to common stock shareholders of record as of December 20, 2012. The $0.20 per share cash dividend will be the 5th dividend payment in 2012 and represents an additional amount based on expected earnings for the entire year of 2012. As stated previously, we maintained a quarterly dividend rate for 2012 of $0.01 per share per quarter, with an additional amount to be considered following the completion of the year. However, the Board is declaring the additional amount before the completion of 2012, based on expected earnings, because of uncertainty over potential changes in tax rates.

The cash dividend on common stock payable on December 31, 2012 will be in addition to, and will not affect, the dividend that has been previously declared for payment on December 13, 2012.  The Board also determined that it will next consider a cash dividend at its February 2013 meeting, for payment in March 2013, and that it intends to return to its former practice of establishing a regular quarterly cash dividend that reflects the expected annual earnings of the company, eliminating the once per year special dividend.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains forward-looking statements that involve risks and uncertainties, for example statements concerning expected earnings and future dividend dates and amounts. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.